Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2015 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, July 27, 2015 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights

•	Total revenues[1] were US$494 million, up 23% year-over-year and 8% quarter-over-quarter.

•	Brand advertising revenues were US$151 million, up 13% year-over-year and quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$52 million, up 4% year-over-year and 16% quarter-over-quarter. Revenues of Sohu Video were US$59 million, up 36% year-over-year and 17% quarter-over-quarter.

•	Sogou[2] revenues were US$147 million, up 62% year-over-year and 27% quarter-over-quarter.

•	Online game revenues[1] were US$172 million, up 12% year-over-year and down 7% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$28 million, or US$0.71 loss per fully-diluted share. Non-GAAP[3] net loss attributable to Sohu.com Inc. was US$14 million, or US$0.37 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We had a good second quarter as the Group’s total revenues reached $494 million, up 23% year-over-year. For Sohu Media Portal, we accelerated the business transition from PC to mobile as mobile advertising contributed more than half of this segment’s total revenues for the first time. Sohu Video achieved 36% growth in advertising revenue while the non-advertising business picked up steam. Sogou once again delivered better-than-expected performance as its revenues were up 62% year-over-year. For Changyou, its flagship TLBB PC and mobile games performed well and continued to generate healthy cash flows.”

Dr. Zhang added, “These solid top-line results were complemented by ongoing expense discipline which has improved our overall financial performance. We have prioritized resources to support our key growth initiatives and we continued to rationalize expenses for video content, maintain stringent control over headcount, and adopt a more cost-conscious approach to operate our business.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the second quarter, Sogou continued to see decent growth across all operating metrics. In particular, mobile search traffic jumped by more than 110% year-over-year and nearly caught up with PC traffic. Financially, our top and bottom lines both achieved best performance in history. Second-quarter revenues reached $147 million, up 62% year over year. Non-GAAP operating income was $29 million, which more than tripled from a year ago.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2015 were US$494 million, up 23% year-over-year and 8% quarter-over-quarter.

[1]	As noted in the report of the Company’s online game subsidiary, Changyou.com Limited, of its results for the first quarter of 2015, Changyou’s guidance for the second quarter of 2015 assumed that the sale of the its 7Road business would be completed during that quarter. Therefore, expected results for 7Road for the second quarter were excluded from Changyou’s second quarter guidance. However, as the sale has not yet been completed, the results of the 7Road business are included in Changyou’s results for the second quarter as reported here.
[2]	Sogou operates the search and Web directory business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and Web directory are recorded as “Search and Web directory” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Total online advertising revenues, which include revenues from the brand advertising and search and Web directory businesses, for the second quarter of 2015 were US$286 million, up 31% year-over-year and 20% quarter-over-quarter.

Brand advertising revenues for the second quarter of 2015 totaled US$151 million, up 13% year-over-year and quarter-over-quarter. The year-over-year increase was mainly due to increases in revenues from the online video advertising businesses. The quarter-over-quarter increase was mainly due to increases in revenues from the online video and media portal advertising businesses. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$52 million, up 4% year-over-year and 16% quarter-over-quarter. Revenues of Sohu Video were US$59 million, up 36% year-over-year and 17% quarter-over-quarter.

Search and Web directory revenues for the second quarter of 2015 were US$135 million, up 59% year-over-year and 29% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for the second quarter of 2015 were US$172 million, up 12% year-over-year and down 7% quarter-over-quarter. The year-over-year increase was mainly due to the contributions from new mobile games. The quarter-over-quarter decrease was mainly due to a sequential decline in revenues from TLBB 3D, a mobile game launched in the fourth quarter of 2014, partially offset by revenues contributed from the newly launched mobile games Dashfire and Twin of Brothers.

Gross Margin

Both GAAP and non-GAAP gross margin was 55% for the second quarter of 2015, compared with 58% in the second quarter of 2014 and 51% in the first quarter of 2015.

Both GAAP and non-GAAP gross margin for the online advertising business for the second quarter of 2015 was 45%, compared with 44% in the second quarter of 2014 and 35% in the first quarter of 2015.

Both GAAP and non-GAAP gross margin for the brand advertising business in the second quarter of 2015 was 34%, compared with 38% in the second quarter of 2014 and 22% in the first quarter of 2015. The year-over-year decrease was primarily due to an increase in content costs that outpaced revenue growth. The quarter-over-quarter increase in gross margin was primarily due to a decrease in content costs for the video business.

GAAP gross margin for the search and Web directory business in the second quarter of 2015 was 57%, compared with 52% in the second quarter of 2014 and 53% in the first quarter of 2015. Non-GAAP gross margin for the search and Web directory business in the second quarter of 2015 was 57%, compared with 53% in the second quarter of 2014 and 53% in the first quarter of 2015. The year-over-year and quarter-over-quarter increases in gross margin were mainly due to increased revenues, combined with lower costs as a percentage of search and Web directory revenues.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2015 was 75%, compared with 80% in the second quarter of 2014 and 73% in the first quarter of 2015. The year-over-year decrease in gross margin was mainly due to a change in the revenue mix as Changyou launched new mobile games that typically require additional revenue-sharing payments.

Operating Expenses

For the second quarter of 2015, operating expenses totaled US$254 million, down 13% year-over-year and up 10% quarter-over-quarter. Non-GAAP operating expenses were US$237 million, down 11% year-over-year and up 8% quarter-over-quarter. The year-over-year decrease in operating expenses was mainly due to cuts in marketing and promotional spending for Changyou’s mobile internet products. The quarter-over-quarter increase was mainly due to increased marketing and promotion expenses.

Operating Profit

Operating profit for the second quarter of 2015 was US$18 million, compared with an operating loss of US$62 million in the second quarter of 2014 and an operating profit of US$3 million in the first quarter of 2015.

Non-GAAP operating profit for the second quarter of 2015 was US$36 million, compared with an operating loss of US$35 million in the second quarter of 2014 and an operating profit of US$15 million in the first quarter of 2015.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$12 million for the second quarter of 2015, compared with income tax benefit of US$2 million in the second quarter of 2014 and income tax expense of US$16 million in the first quarter of 2015.

Net Income/Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net income for the second quarter of 2015 was US$11 million, compared with a net loss of US$51 million in the second quarter of 2014 and a net loss of US$5 million in the first quarter of 2015. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for the second quarter of 2015 was US$30 million, compared with a net loss of US$24 million in the second quarter of 2014 and net income of US$8 million in the first quarter of 2015.

GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2015 was US$28 million, or a US$0.71 loss per fully-diluted share, compared with a net loss of US$45 million in the second quarter of 2014 and a net loss of US$31 million in the first quarter of 2015. Non-GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2015 was US$14 million, or a US$0.37 loss per fully-diluted share, compared with a net loss of US$34 million in the second quarter of 2014 and a net loss of US$25 million in the first quarter of 2015.

Liquidity

As of June 30, 2015, the Sohu Group had net cash and cash equivalents and short-term investments of US$1.20 billion, compared with US$1.07 billion as of December 31, 2014.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “As of today, two of our Group’s subsidiaries Sogou and Changyou have both contributed sizable revenues and profits. Alongside with this, Sohu Media Portal is well on track to transform into a leading mobile news platform. And Sohu Video for the first time tested water in the film production business and achieved promising success, demonstrating the value of our original IPs. All these developments reflected that our Group had strengthened its competitiveness in China’s internet sector.”

Business Outlook

For the third quarter of 2015, Sohu estimates:

•	Total revenues to be between US$470 million and US$500 million.[4]

•	Brand advertising revenues to be between US$150 million and US$160 million; this implies a sequential decrease of 1% to a sequential increase of 6% and an annual increase of 1% to 8%. Sohu Media Portal revenues to be between 32% and 35% of total brand advertising revenues. Sohu Video revenues to be between 35% and 38% of total brand advertising revenues.

•	Sogou revenues to be between US$160 million and US$170 million; this implies a sequential increase of 9% to 15% and an annual growth of 51% to 60%.

•	Online game revenues to be between US$135 million and US$145 million; this implies a sequential decrease of 16% to 22% and an annual decrease of 4% to 10%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net income to be between US$10 million and US$20 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$20 million and US$30 million, and non-GAAP loss per fully-diluted share to be between US$0.55 and US$0.80.

•	Assuming no new grants of share-based awards, we estimate that compensation expense relating to share-based awards will be around US$17 million to US$18 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$36 million and US$46 million, and GAAP loss per fully-diluted share to be between US$0.95 and US$1.20.

[4]	The Company’s guidance for the third quarter does not include the financial impact of the newly released movie “Jian Bing Man”, for which Sohu is the majority investor. According to the third party statistics, the movie’s gross revenue to date had already surpassed US$140 million. Based on the estimated final gross revenue of about US$150 million, we will recognize net revenues of about US$26 million and net income of about US$18 million generated from this movie attributable to Sohu. We will recognize the final net revenue and net income once we receive the related documents that confirm the gross revenue in the third quarter or later.

Non-GAAP Disclosure

Revision of Non-GAAP Reporting

Prior to the fourth quarter of 2014, the Company’s determined its non-GAAP results excluding share-based compensation expense, goodwill impairment, impairment of intangibles via acquisitions of businesses and related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

In the fourth quarter of 2014, we reassessed our definition of non-GAAP to better reflect the economic substance and performance of the Group. With the consideration that goodwill impairment and impairment of intangibles via acquisitions of businesses can be an indicator of the economic substance of the acquired businesses, we revised the definition of non-GAAP that we use, and excluded only share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from adjustments of contingent consideration previously recorded for acquisitions, and deemed dividend to non-controlling preferred shareholders of Sogou. Our results for the second quarter of 2015 are presented using this revised definition of non-GAAP.

Revised Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for its platform channel business, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires, the possibility that Changyou’s efforts in building and monetizing its platform channel business will not be successful and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, July 27, 2015 (8:30 p.m. Beijing/Hong Kong time, July 27, 2015) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on July 27 through August 3, 2015. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	82794375

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular massively multi-player online (“MMO”) games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its nineteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014
Revenues:
Online advertising
Brand advertising	$150,849	$133,821	$133,408
Search and Web directory	135,206	105,126	85,064

Subtotal	286,055	238,947	218,472

Online games	172,350	184,994	153,877
Others (a)	35,161	31,391	27,802

Total revenues	493,566	455,332	400,151

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $508, $155, and $700, respectively)	99,847	104,552	82,898
Search and Web directory (includes stock-based compensation expense of $54, $53, and $482, respectively)	58,552	49,919	40,420

Subtotal	158,399	154,471	123,318

Online games (includes stock-based compensation expense of $44, $44, and $17, respectively)	43,929	49,485	30,263
Others (includes stock-based compensation expense of $0, $0, and $0, respectively) (a)	18,872	18,198	16,305

Total cost of revenues	221,200	222,154	169,886

Gross profit	272,366	233,178	230,265

Operating expenses:
Product development (includes stock-based compensation expense of $6,234, $4,776, and $7,294, respectively)	100,771	102,191	102,218
Sales and marketing (includes stock-based compensation expense of $862, $245, and $2,111, respectively)	103,977	83,128	136,606
General and administrative (includes stock-based compensation expense of $10,838, $6,953, and $15,961, respectively)	49,720	45,164	53,246

Total operating expenses	254,468	230,483	292,070

Operating profit /(loss)	17,898	2,695	(61,805)

Other income/(loss)	(437)	3,154	694
Interest income	6,228	6,035	8,779
Exchange difference	(687)	(183)	59

Income /(loss) before income tax expense/(benefit)	23,002	11,701	(52,273)

Income tax expense/ (benefit)	11,519	16,300	(1,740)

Net Income /(loss)	11,483	(4,599)	(50,533)

Less: Net income / (loss) attributable to the noncontrolling interest shareholders	38,682	26,521	(9,443)

Net loss attributable to Sohu.com Inc.	(27,199)	(31,120)	(41,090)

Basic net loss per share attributable to Sohu.com Inc.	$(0.70)	$(0.81)	$(1.07)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,587	38,525	38,475

Diluted net loss per share attributable to Sohu.com Inc.	$(0.71)	$(0.81)	$(1.16)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,587	38,525	38,475

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2015	As of Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,001,979	$876,340
Restricted time deposits	250,866	282,186
Short-term investments	197,086	191,577
Accounts receivable, net	266,478	230,401
Prepaid and other current assets	129,700	116,704
Held for sale assets	151,545	—

Total current assets	1,997,654	1,697,208

Long-term investments	49,057	24,067
Fixed assets, net	540,977	540,778
Goodwill	193,830	303,426
Intangible assets, net	88,784	110,691
Restricted time deposits	144,681	144,562
Prepaid non-current assets	10,255	8,933
Other assets	35,220	37,344

Total assets	$3,060,458	$2,867,009

LIABILITIES
Current liabilities:
Accounts payable	$132,742	$127,758
Accrued liabilities	294,517	239,231
Receipts in advance and deferred revenue	134,063	127,740
Accrued salary and benefits	86,512	108,741
Taxes payable	31,725	33,380
Deferred tax liability	24,229	22,356
Short-term bank loans	25,500	25,500
Other short-term liabilities	208,023	105,644
Contingent consideration	2,045	3,935
Held for sale liabilities	2,779	—

Total current liabilities	$942,135	$794,285

Long-term accounts payable	2,601	5,143
Long-term bank loans	344,500	344,500
Long-term tax payable	24,830	24,829
Deferred tax liabilities	6,115	7,417
Contingent consideration	—	1,929

Total long-term liabilities	$378,046	$383,818

Total liabilities	$1,320,181	$1,178,103

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,173,748	1,201,661
Noncontrolling Interest	566,529	487,245

Total shareholders’ equity	$1,740,277	$1,688,906

Total liabilities and shareholders’ equity	$3,060,458	$2,867,009

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2015				Three Months Ended Mar. 31, 2015				Three Months Ended Jun. 30, 2014
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		508	(a)			155	(a)			700	(a)

Brand advertising gross profit	$51,002	$508		$51,510	$29,269	$155		$29,424	$50,510	$700		$51,210

Brand advertising gross margin	34%			34%	22%			22%	38%			38%

		54	(a)			53	(a)			482	(a)

Search and Web directory gross profit	$76,654	$54		$76,708	$55,207	$53		$55,260	$44,644	$482		$45,126

Search and Web directory gross margin	57%			57%	53%			53%	52%			53%

		562	(a)			208	(a)			1,182	(a)

Online advertising gross profit	$127,656	$562		$128,218	$84,476	$208		$84,684	$95,154	$1,182		$96,336

Online advertising gross margin	45%			45%	35%			35%	44%			44%

		44	(a)			44	(a)			17	(a)

Online games gross profit	$128,421	$44		$128,465	$135,509	$44		$135,553	$123,614	$17		$123,631

Online games gross margin	75%			75%	73%			73%	80%			80%

Others gross profit	$16,289	$—		$16,289	$13,193	$—		$13,193	$11,497	$—		$11,497

Others gross margin	46%			46%	42%			42%	41%			41%

		606	(a)			252	(a)			1,199	(a)

Gross profit	$272,366	$606		$272,972	$233,178	$252		$233,430	$230,265	$1,199		$231,464

Gross margin	55%			55%	51%			51%	58%			58%

		18,540	(a)			12,226	(a)			26,565	(a)

Operating profit /(loss)	$17,898	$18,540		$36,438	$2,695	$12,226		$14,921	$(61,805)	$26,565		$(35,240)

Operating margin	4%			7%	1%			3%	-15%			-9%

		18,540	(a)			12,226	(a)			26,565	(a)

Net income /(loss) before Non-Controlling Interest	$11,483	$18,540		$30,023	$(4,599)	$12,226		$7,627	$(50,533)	$26,565		$(23,968)

		13,088	(a)(b)			6,074	(a)(b)			10,499	(a)(b)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(27,538)	$13,088		$(14,450)	$(31,341)	$6,074		$(25,267)	$(44,509)	$10,499		$(34,010)

Diluted net loss per share attributable to Sohu.com Inc.	$(0.71)			$(0.37)	$(0.81)			$(0.66)	$(1.16)			$(0.88)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,587			38,587	38,525			38,525	38,475			38,475

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.